Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of DWS Variable Series I on Form N-1A (“Registration Statement”) of our reports dated February 14, 2014, relating to the financial statements and financial highlights which appear in the December 31, 2013 Annual Reports to the Trustees and Shareholders of DWS Bond VIP, DWS Core Equity VIP, DWS Capital Growth VIP, DWS Global Small Cap Growth VIP and DWS International VIP, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2014